Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors

GE Investments Funds, Inc.:

We consent to the use of our reports, dated February 17, 2014, with respect to the financial statements of the GE Investments U.S. Equity Fund, GE Investments S&P 500 Index Fund, GE Investments Premier Growth Equity Fund, GE Investments Core Value Equity Fund, GE Investments Small-Cap Equity Fund, GE Investments Income Fund, GE Investments Total Return Fund, and GE Investments Real Estate Securities Fund, each a series of GE Investments Funds, incorporated herein by reference, and to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
April 28, 2014